As filed with the Securities and Exchange Commission on September 4, 2026.
Registration No. 333-298675

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SB Energy, Inc.
(Exact name of registrant as specified in its charter)

Texas	4911	99-0945123
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3 Lagoon Dr., Suite 280
Redwood City, CA 94065
(650) 731-3262
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan Bates
3 Lagoon Dr., Suite 280
Redwood City, CA 94065
(650) 731-3262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson John J. Slater Latham & Watkins LLP 811 Main Street #3700 Houston, Texas 77002 (713) 546-5400	Justin R. Salon R. John Hensley Morrison & Foerster LLP 2100 L Street, NW, Suite 900 Washington, D.C. 20037 (202) 887-1500	Michael Kaplan Marcel Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS
REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the
Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the
Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the
Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
EXPLANATORY NOTE
This amendment is being filed solely to file exhibits to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other expenses of issuance and distribution.
The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by SB Energy, Inc. (the “registrant”) in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the
Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee ...........................................................................................................................	$ *
FINRA filing fee ...................................................................................................................................	*
Exchange listing fee ...........................................................................................................................	*
Accounting fees and expenses ........................................................................................................	*
Legal fees and expenses ..................................................................................................................	*
Printing and engraving expenses ....................................................................................................	*
Transfer agent and registrar fees ....................................................................................................	*
Blue sky fees and expenses .............................................................................................................	*
Miscellaneous expenses ...................................................................................................................	*
Total ......................................................................................................................................................	$ *

*To be completed by amendment.
Item 14. Indemnification of directors and officers.
The TBOC permits the certificate of formation of a corporation to eliminate the personal liability of the corporation’s directors and officers to the corporation or its shareholders for monetary damages for any act or omission by such person in the performance of his or her duties, except that there will be no limitation of liability to the extent the director or officer has been found liable under applicable law for: (i)
breach of such person’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such person to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties; or (iv) an act or omission for which the liability of such person is expressly provided by an applicable statute.
Our Certificate of Formation will provide that no director or officer of the registrant shall be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, to the fullest extent permitted by the
TBOC, as it exists or as amended from time to time.
The TBOC provides that a corporation must indemnify a director or former director against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director, or is or was serving as a representative of another enterprise or organization or an employee benefit plan while serving as a director, if the director or former director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors where indemnification is not mandated by the TBOC; however, such permissive indemnification is subject to certain limitations and a required determination that the director has satisfied specified standards of conduct. The TBOC also allows us to indemnify persons who are not directors, including our officers, employees and agents, subject to certain limitations and procedures set forth in the TBOC. Under the
TBOC, officers must be indemnified to the same extent as directors are required to be indemnified and that a court may also order indemnification under various circumstances.
We have also entered into, or will enter into prior to the completion of this offering, indemnification agreements with each of our directors and executive officers. The indemnification agreements provide, or will provide, among other things, for indemnification to the fullest extent permitted by the TBOC and our
Certificate of Formation and Bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee, or agent (including as a trustee, fiduciary, partner, or manager or in a similar capacity) of another enterprise or an employee benefit plan at our request. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Certificate of Formation and Bylaws or the terms of the indemnification agreements.
We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers. The TBOC and our
Bylaws permit us to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity, whether or not the we would have the power to indemnify such person under the TBOC.
The underwriting agreement will provide for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15. Recent sales of unregistered securities.
On January 23, 2024, in connection with the formation of SE Global Holdings, LLC (the registrant’s predecessor) as a Delaware limited liability company, SE Global Holdings, LLC  issued 100% of its membership interests to SBE Global, which was its sole member.
In January 2026, the registrant's predecessor issued a warrant to purchase up to 8,554,600 units at an exercise price of $0.01 per unit to OpenAI Infra Holdings, LLC. In August 2026, the registrant entered into the Amended and Restated OpenAI Warrant Agreement covering 3,991,809 shares of its common stock at an exercise price of $0.01 per share, reflecting the forfeiture and cancellation of 4,562,791 of the original warrant shares. Of the 3,991,809 OpenAI Warrants outstanding, 1,737,867 will be net exercised in connection with this offering, and 2,253,942 will remain unvested following this offering. The sales and issuances described above were made without registration under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D
thereunder. The securities were not registered and are subject to transfer restrictions as described in the applicable governing documents.
Item 16. Exhibits and financial statements schedules.
(a)Exhibits
The exhibits filed herewith are set forth immediately preceding the signature pages hereof on the Index to
Exhibits filed as a part of this Registration Statement.
II-1
(b)Financial Statement Schedules
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)The undersigned hereby further undertakes that:
(1)For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or
497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

INDEX TO EXHIBITS

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1**	Plan of Conversion from Delaware LLC to Delaware Corporation.

2.2**	Plan of Conversion from Delaware Corporation to Texas Corporation.

3.1**	Certificate of Formation, as currently in effect.

3.2**	Bylaws, as amended and currently in effect.

3.3**	Amendment to Certificate of Formation, as currently in effect.

3.4*	Form of Amended and Restated Certificate of Formation.

3.5*	Form of Amended and Restated Bylaws.

4.1*	Form of Common Stock Certificate of SB Energy, Inc.

4.2**	Amended and Restated Warrant Agreement, dated as of August 17, 2026, between SE Global Holdings, Inc. and OpenAI Infra Holdings, LLC.

5.1**	Opinion of Latham & Watkins LLP.

10.1^**
Amended and Restated Credit Agreement, dated as of October 22, 2025, by and among SE Global Borrower,
LLC, as borrower, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the lenders from time to time party thereto.

10.2^**
Indenture, dated as of May 7, 2026, between SE Cosmos, LLC, as Issuer, and Wilmington Trust, National
Association, as Trustee and Collateral Agent, relating to the 8.875% Senior Secured Notes due 2031.

10.3^**
Credit Agreement, dated as of January 24, 2024, by and among Big Five Holdco 1, LLC, as borrower, MUFG
Bank, Ltd., as administrative agent and sole arranger, and the lenders, project LC issuers, and DSR LC issuers from time to time party thereto.

10.4^**
Credit Agreement, dated as of January 24, 2024, by and among Big Five Holdco 2, LLC, as borrower, MUFG
Bank, Ltd., as administrative agent and sole arranger, and the lenders, project LC issuers, and DSR LC issuers from time to time party thereto.

10.5^**
Credit Agreement, dated as of January 24, 2024, by and among Big Five Intermediate Holdco 1, LLC, as borrower, MUFG Bank, Ltd., as administrative agent and sole arranger, and the lenders, project LC issuers, and DSR LC issuers from time to time party thereto.

10.6^**
Credit Agreement, dated as of January 24, 2024, by and among Big Five Intermediate Holdco 2, LLC, as borrower, MUFG Bank, Ltd., as administrative agent and sole arranger, and the lenders, project LC issuers, and DSR LC issuers from time to time party thereto.

10.7^**
Financing Agreement, dated as of December 23, 2024, by and among Pelicans Jaw Member B, LLC and
Pelicans Jaw Solar, LLC, each as a borrower, MUFG Bank, Ltd., as administrative agent, U.S. Bank Trust
Company, National Association, as collateral agent, and the lenders from time to time party thereto.

10.8^**
Amendment No. 1 and Consent to Financing Agreement, dated as of May 9, 2025, by and among Pelicans Jaw
Member B, LLC and Pelicans Jaw Solar, LLC, each as a borrower, MUFG Bank, Ltd., as administrative agent,
U.S. Bank Trust Company, National Association, as collateral agent, SBE US Holdings One, LLC, as sponsor, and the lenders party thereto.

10.9^**	Credit Agreement, dated as of October 30, 2024 by and among Orion 1 Member B, LLC and Mizuho Bank, Ltd., as administrative agent, and U.S. Bank Trust Company N.A., as collateral agent.

10.10^**	Credit Agreement, dated as of November 26, 2024 by and among Orion 2 Member B, LLC and MUFG Bank, Ltd., as administrative agent, and U.S. Bank Trust Company N.A., as collateral agent.

10.11^**	Credit Agreement, dated as of November 26, 2024 by and among Orion 3 Member B, LLC and Mizuho Bank, Ltd., as administrative agent, and U.S. Bank Trust Company N.A., as collateral agent.

10.12^**	Financing Agreement, dated as of March 13, 2026 by and among Libra Solar LLC and Libra Member B, LLC and the lenders thereto.

10.13^**	Financing Agreement, dated as of March 19, 2026 by and among Athos Storage Member B, LLC, Athos Storage, LLC and the lenders thereto.

10.14^**	Credit Agreement, dated as of May 12, 2025 by and among Angiola East, LLC and the lenders party thereto.

10.15^**	Credit Agreement, dated as of November 16, 2020 by and among SE Aragorn, LLC and the lenders party thereto.

Exhibit No.	Description
10.16^**	Second Aragorn Amendment to Financing Agreement, dated as of January 31, 2022 by and among SE Aragorn, LLC and the lenders party thereto.

10.17^**	First Aragorn Amendment and Consent to Financing Agreement, dated as of October 18, 2021 by and among SE Aragorn, LLC and the lenders party thereto.

10.18^**	Eiffel Financing Agreement, dated as of March 31, 2023 by and among Eiffel Member B, LLC and the lenders party thereto.

10.19^**	IP Backlog Loan Agreement, dated as of September 10, 2020 by and between IP Backlog Land Holdings, LLC and Forethought Life Insurance Company.

10.20^**	Titan Financing Agreement, dated as of November 16, 2020 by and among SE Titan, LLC and the lenders party thereto.

10.21^**	Second Titan Amendment to Financing Agreement, dated as of January 31, 2022 by and among SE Titan, LLC and the lenders party thereto.

10.22^**	First Titan Amendment and Consent to Financing Agreement, dated as of October 18, 2021 by and among SE Titan, LLC and the lenders party thereto.

10.23**	Amended and Restated Tax Sharing Agreement, dated as of November 29, 2023 by and between SB Group US, Inc. and SB Energy Global, LLC.

10.24**	IP Assignment and License, dated as of September 30, 2021 by and among SB Energy Private Limited, SB Energy Holdings Limited, and SB Energy DevCo (US), Inc.

10.25*	First Amended and Restated License Agreement, dated March 28, 2024, between SoftBank Group Corp. and SBE Global, LP.

10.26**	Prepaid Forward Contract, dated August 17, 2026, between Energy Global, LP and NVIDIA Corporation.

10.27**	Share Purchase Agreement, dated August 17, 2026, between SE Global Holdings, Inc. and NVIDIA Corporation.

10.28^#
Amended and Restated Lease Agreement (Building 1), dated as of July 22, 2026, by and between Milam
County DC, LLC, as landlord, and Orion DC I, LLC, as tenant, including the Joinder thereto executed by
OpenAI Global, LLC, as guarantor.

10.29^#
Lease Agreement (Building 2), dated as of January 9, 2026, by and between Milam County DC, LLC, as landlord, and Orion DC I, LLC, as tenant, including the Joinder thereto executed by OpenAI Global, LLC, as guarantor.

10.30^#	Form of PORTS-Pike Technology Campus Lease Agreement.

10.31^#	Form of PORTS-Pike Technology Campus Residual Value Guaranty.

10.32*†	Energy Global Management LP Equity Incentive Plan.

10.33*†	Energy Global Management LP Equity Incentive Plan Form of Award Agreement.

10.34*†	SB Energy, Inc. Form of 2026 Equity Incentive Award Plan and forms of option and restricted stock unit agreements thereunder.

10.35*	Form of Credit Agreement, dated as of , 2026, among SB Energy, Inc., , the lenders party thereto..

10.36*	Form of Shareholders’ Agreement.

10.37*	Form of Indemnification Agreement.

10.38*	Form of Registration Rights Agreement.

21.1	List of subsidiaries of SB Energy, Inc.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

99.1**	Consent to be Named as a Director Nominee (William Bice)

99.2**	Consent to be Named as a Director Nominee (Alex Clavel)

99.3**	Consent to be Named as a Director Nominee (Ron Fisher)

99.4**	Consent to be Named as a Director Nominee (Kimberly Johnson)

99.5**	Consent to be Named as a Director Nominee (Sachin Katti)

Exhibit No.	Description
99.6**	Consent to be Named as a Director Nominee (Seiichi Morooka)

99.7**	Consent to be Named as a Director Nominee (Alexi Wellman)

107**	Registration Fee Table

*To be filed by amendment.
**Previously filed.
^       This filing excludes schedules or similar attachments pursuant to Item 601(a)(5) of Regulation S-K, which the registrant agrees to furnish supplementary to the Securities and Exchange Commission upon request by the Commission.
†Indicates a management contract or compensatory plan or arrangement.
#       Portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K because they both (i) are not material and (ii)
contain the type of information that the Company customarily and actually treats as private or confidential. Such omitted information is indicated by brackets “[***]” in this exhibit.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in
Redwood City, California on September 4, 2026.

SB Energy, Inc.

By:	/s/ Rich Hossfeld
Rich Hossfeld
Co-Chief Executive Officer

***

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on
Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Rich Hossfeld	Co-Chief Executive Officer and Director (Principal Executive Officer)	September 4, 2026
Rich Hossfeld

*	Co-Chief Executive Officer and Director (Principal Executive Officer)	September 4, 2026
Abhijeet Sathe

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 4, 2026
Gaetan Frotte

*By:	/s/ Rich Hossfeld
Name: Rich Hossfeld
Title: Attorney-in-fact